UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 26, 2010

Rosetta Stone Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34283	043837082
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1919 North Lynn St., 7th Fl., Arlington, Virginia 22209

(Address of principal executive offices, including zip code)

800-788-0822

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2010, the Company’s board of directors appointed Matthew C. Sysak, 42, acting Principal Accounting Officer.

Mr. Sysak is currently Vice President and Controller of the Company, a position he has held since joining the Company in July 2007.  Prior to joining the Company, Mr. Sysak was Vice President and Controller for Quadramed Corporation, a provider of healthcare IT software, from February 2005 to July 2007.  He is a certified public accountant and holds a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania.

In connection with Mr. Sysak’s appointment as the Company’s acting Principal Accounting Officer, he will be eligible to receive a one time, ad-hoc bonus in the amount of $50,000, less required withholdings and deductions, within thirty days of December 31, 2010. If Mr. Sysak’s employment by the Company is terminated by the Company without cause,  and Mr. Sysak signs a general release in favor of the Company, Mr. Sysak will be entitled to the following severance benefits: (a) all compensation and benefits that are earned but unpaid through the date of termination; (b) a lump sum payment in cash equal to 9 months of Mr. Sysak’s monthly base salary in effect on the date of termination, less required withholdings and deductions; and (c) reimbursement of premiums for up to nine months on an after-tax basis for the portion of COBRA premiums for such coverage that exceeds the amount incurred in premiums for coverage under the Company’s health plan for employees.  Mr. Sysak is subject to non-compete and non-solicitation of employees restrictions for a period of 12 months following the termination of his employment.  He is also subject to certain restrictions with respect to confidential information obtained during the course of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      September 1, 2010

By:	/s/ Michael C. Wu
	Name:	Michael C. Wu
	Title:	General Counsel and Secretary